Exhibit 10.1

SmarTire Systems, Inc.
Post-Closing Shell Recommended Wind-Down Plan
December 3, 2008

Transaction Background

SmarTire Systems, Inc. (“SmarTire”) is currently in the final stages of negotiating the sale of all of its tire pressure monitoring business operations through the sale of it assets and certain of its liabilities to Bendix CVS Canada, Inc. (“Bendix”).  SmarTire is currently an OTCBB-listed company.  Because the transaction is structured as an asset sale, the SmarTire OTCCB shell company will continue to exist after the asset sale.

As a condition to the sale transaction, SmarTire must receive shareholder approval of the transaction within 90 days of closing.  YA Global Investments, L.P. (“YA Global”), or one or more of its affiliates, will acquire a 67% ownership interest in SmarTire immediately prior to closing, for the purpose of securing the vote at the special shareholder meeting that will be held.

SmarTire will retain, subject to the security interests held by YA Global and Prentice Capital, or their respective affiliates (collectively, the “Secured Lenders”), the following rights and assets after closing:

•
Rights to any future payments from Bendix under the asset purchase agreement, including the earn-out specified in the asset purchase agreement.  The earn-out is based on a percentage of future revenue from SmarTire’s tire pressure monitoring system business being sold and is forecast to generate the amounts set forth on Schedule 1 attached hereto.

•	Rights to certain assets excluded from the sale including tax refunds, insurance refunds, cash on hand, and the right to litigate SmarTire’s patents no. 5,231,872 and 5,335,540

This document outlines a recommended wind-down plan and budget of SmarTire after the completion of the asset sale.

Recommended Wind-Down Plan

Current management of SmarTire recommends the following wind-down plan for the SmarTire after the closing:

•
SmarTire will complete its audit and file its 10-KSB for the year ended July 31, 2008 no later than December 31, 2008.  Completion of the audit and 10-KSB is a requirement to file the proxy statement in the following bullet point.

•
By January 8, 2009, SmarTire will file a proxy statement to hold a special meeting of shareholders to vote on the approval of the asset sale.  The anticipated timeline of the proxy filing meeting is as follows:

o	January 5, 2009 – file preliminary proxy statement
o	February 2, 2009 – print proxy statement (this assumes SEC review of preliminary proxy statement and time for company to respond and refile)
o	February 6, 2009 – mail proxy statement
o	March 9, 2009 – meeting date
o
This timeline could be delayed by multiple SEC comment letters and responses.  The company will use best efforts to clear any comment as thoroughly and quickly as possible, but it cannot predict the timing are number of comment letters.

•
Current board members will remain on the board until the special meeting of shareholders (subject to their agreement to do so), will resign after the shareholder meeting and, if possible, appoint a replacement acceptable to the Secured Lenders

•	Dave Warkentin will be terminated as CEO at closing but will remain as a director until the special meeting of shareholders, and will remain available to assist as necessary to complete the meeting
•	David Dodge will continue as CFO under his current contract until the special meeting of shareholders completed
•	SmarTire will file its 2008 tax returns for all subsidiaries by March 31, 2009
•	SmarTire will attempt to collect any tax, insurance, or other refunds, as applicable
•	SmarTire will communicate with its unsecured creditors, as required
•	Subject to the consent of the Secured Lenders with respect to any litigation expenses, to pursue licensing and/or litigation relating to patent rights retained by SmarTire
•
Based on the above plan, SmarTire is expected to be in a position to cease operations by March 31, 2009.  This timeline is subject to change based on delays in SEC approval of the proxy statement, and other regulatory matters that may arise.

Budget

The operating budget for SmarTire is attached as Schedule 2, and is exclusive of (a) revenue streams from patent litigation, (b) payment of patent litigation expenses, and (c) payment to unsecured creditors.

SmarTire Systems, Inc.
Budget for Shell Company Post-Sale - Revised
All amounts in USD

	Dec-08
	Funds req'd	Not req'd
	at closing	at closing	Jan-09	Feb-09	Mar-09	Apr-09	May-09	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09	Nov-09	Dec-09
Shareholder meeting
Proxy service - prior unpaid balance	21,589	-	-	-	-	-	-	-	-	-	-	-	-	-
Proxy service - current s/h list and mailing	25,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Transfer Agent - registered s/h list	1,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Printing costs (est. 9,000 positions)	20,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Other	5,000	-	-	2,500	-	-	-	-	-	-	-	-	-	-
	72,589	-	-	2,500	-	-	-	-	-	-	-	-	-	-

Personnel Costs
Severance costs	395,943	-	-	-	-	-	-	-	-	-	-	-	-	-
Patent Litigation/mgmt fee	3,500	-	3,500	3,500	-	-	-	-	-	-	-	-	-	-
CFO/Administrator/mgmt fee	10,000	-	8,000	6,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
Staff accountant	2,500	-	-	-	-	-	-	-	-	-	-	-	-	-
Travel/phone/expenses	500	-	500	500	100	100	100	100	100	100	100	100	100	100
D&O Insurance	-	-	-	-	-	-	-	-	40,000	-	-	-	-	-
Board of director fees	2,500	-	-	-	-	-	-	-	-	-	-	-	-	-
	414,943	-	12,000	10,000	2,100	2,100	2,100	2,100	42,100	2,100	2,100	2,100	2,100	2,100

Public Company Costs
Auditors - complete 2008 audit and 10-K	75,000	-	25,000	-	-	-	-	-	-	-	-	-	-	-
	75,000	-	25,000	-	-	-	-	-	-	-	-	-	-	-

Other costs
Tax preparation	-	4,109	10,000	-	-	-	-	-	-	-	-	-	-	-
Grace Advisory	30,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Postage and courier	-	300	300	300	300	300	300	300	300	300	300	300	300	300
Transfer Agent	-	1,000	500	500	500	500	500	500	500	500	500	500	500	500
Corporate Attorneys	15,000	10,000	7,000	7,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
M&A Attorneys-US	60,000		10,000	10,000	-	-	-	-	-	-	-	-	-	-
M&A Attorneys-Canada	20,000		-	-	-	-	-	-	-	-	-	-	-	-
PO Box/mail forwarding	-	100	100	100	100	100	100	100	100	100	100	100	100	100
Reserve for other issues	75,000	-	-	-	-	-	-	-	-	-	-	-	-	-
	200,000	15,509	27,900	17,900	1,900	1,900	1,900	1,900	1,900	1,900	1,900	1,900	1,900	1,900

Funding required - by month	762,532	15,509	64,900	30,400	4,000	4,000	4,000	4,000	44,000	4,000	4,000	4,000	4,000	4,000

Total projected expenses	953,341
Less projected cash on hand at closing	-
Net funding required	953,341